UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2021

Fulton Financial Corporation

(Exact name of registrant as specified in its charter)

PA	001-39680	23-2195389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Penn Square

Lancaster, PA 17602

(Address of principal executive offices) (Zip Code)

(717) 291-2411

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $2.50	FULT	The Nasdaq Stock Market, LLC
Depositary Shares, each representing 1/40th interest in a share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A	FULTP	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2021, the Board of Directors of Fulton Financial Corporation (“Fulton”) appointed Anthony L. Cossetti, Executive Vice President, Chief Accounting Officer and Controller of Fulton, as Fulton’s Principal Accounting Officer for Securities and Exchange Commission (“SEC”) reporting purposes, effective immediately. Mr. Cossetti is replacing Mark R. McCollom, the Senior Executive Vice President and Chief Financial Officer of Fulton, who had been serving as Fulton’s Interim Chief Accounting Officer and Principal Accounting Officer for SEC reporting purposes. Mr. McCollom will continue to serve as Senior Executive Vice President and Chief Financial Officer of Fulton.

Mr. Cossetti, age 50, commenced employment with Fulton on September 13, 2021 and has more than 27 years of financial and accounting experience, including more than 18 years of experience in the banking sector. Prior to his employment with Fulton, Mr. Cossetti, a certified public accountant, was the Director of Finance, from September 2020 until joining Fulton, and a consultant, from March 2020 through May 2020, for Title Alliance, Ltd., a title insurance agency headquartered in Media, Pennsylvania. Mr. Cossetti previously served as Executive Vice President and Chief Financial Officer of Unity Bancorp, Inc., Clinton, New Jersey, from June 2020 through September 2020, and as Senior Vice President and Corporate Treasurer for Beneficial Bancorp, Inc., Philadelphia, Pennsylvania from 2013 through February 2019, when Beneficial Bancorp, Inc. was acquired by WSFS Financial Corporation and for which Mr. Cossetti thereafter worked on transition projects through December 2019, and as Senior Vice President and Director of Finance from August 2010 through his appointment as Senior Vice President and Corporate Treasurer in 2013.

There is no arrangement or understanding between Mr. Cossetti and any other person pursuant to which he was selected as an officer of Fulton and there are no family relationships between Mr. Cossetti and any of Fulton’s directors or executive officers. There are no transactions to which Fulton is a party and in which Mr. Cossetti has a direct or indirect material interest that are required to be disclosed pursuant to applicable rules and regulations of the SEC. Fulton’s subsidiary bank, Fulton Bank, National Association (“Fulton Bank”), has entered into lending and other transactions in the ordinary course of business with Fulton’s executive and other officers, and Fulton Bank may have similar transactions with Mr. Cossetti in the future. Loans and transactions with executive and other officers entered into by Fulton Bank have been on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and transactions with persons not related to, or employed by, Fulton, and did not involve more than the normal risk of collectability or present other unfavorable features.

Mr. Cossetti will receive an annual base salary and other benefits, including participation in Fulton’s cash and equity incentive compensation programs, retirement plans, welfare and other benefit programs, comparable to those of similarly situated officers of Fulton. In addition, Fulton and Mr. Cossetti have entered into a Change in Control Agreement pursuant to which Mr. Cossetti would receive base salary continuation payments, as wells as life, medical, health, accident and disability insurance and a survivor’s income benefit, equivalent to those provided prior to termination, for a period of twelve (12) months following termination of employment with Fulton in the event that Mr. Cossetti’s employment with Fulton is terminated other than for “Cause,” or Mr. Cossetti resigns for “Good Reason,” both as defined in the Change in Control Agreement, within ninety (90) days prior to, or twenty-four (24) months following, a “Change in Control” of Fulton, as defined in the Change in Control Agreement. Other than the previously described Change in Control Agreement, Fulton and Mr. Cossetti have not entered into any contract or arrangement with respect to Mr. Cossetti’s employment by Fulton, and Mr. Cossetti’s employment with Fulton is on an at will basis.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	News Release of Fulton Financial Corporation dated September 22, 2021.

104	Cover page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fulton Financial Corporation
(Registrant)

Date: September 22, 2021	By:	/s/ Daniel R. Stolzer
Name: Daniel R. Stolzer
Title: Senior Executive Vice President and Chief Legal Officer